Exhibit 99.1
Execution Copy
GUARANTY
     Covidien Group S.a.r.l., a Luxembourg company (“Parent”), COV Delaware Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and ev3 Inc., a Delaware corporation (the “Company”), have entered into, simultaneously with the execution and delivery hereof, an Agreement and Plan of Merger (the “Merger Agreement”). Parent is a direct subsidiary of Covidien International Finance S.A., a Luxembourg corporation (“CIFSA”), and CIFSA expects to derive substantial indirect benefits from the consummation of the transactions contemplated by the Merger Agreement. Capitalized terms that are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
     In consideration of, and as an inducement to the Company entering into the Merger Agreement and performing its obligations thereunder, CIFSA hereby unconditionally guarantees to the Company the full performance and payment by Parent of its covenants, obligations and undertakings pursuant to or otherwise in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including Parent’s guarantee of the payment and performance of the obligations of the Purchaser under the Merger Agreement, and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Parent or Purchaser shall also be deemed to be a breach or failure to perform by CIFSA, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of CIFSA and Parent in the first instance.
     CIFSA hereby represents and warrants that: (a) it is a corporation, duly organized, validly existing and in good standing under the Laws of Luxembourg, (b) all of the issued and outstanding capital stock of Parent is owned, beneficially and of record, by CIFSA, (c) it has corporate power and authority to enter into, execute and deliver this guaranty and to perform fully its obligations hereunder, (d) this guaranty has been duly executed and delivered by CIFSA and constitutes a valid and binding obligation, enforceable against CIFSA in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity, and (e) the execution, delivery and performance of this guaranty by CIFSA does not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of CIFSA; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which CIFSA is a party or to which it or its assets or properties is bound or subject, (iii) violate any Law applicable to CIFSA or by which any of its assets or properties is bound, (iv) violate any governmental permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of CIFSA to perform its obligations pursuant to this guaranty.
     This guaranty and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. CIFSA irrevocably agrees that any legal action or proceeding with respect to this guaranty or for recognition and enforcement of any judgment in respect hereof brought by the Company shall be brought and determined in the state courts of the State of Delaware or, the United States District Court for the District of Delaware, and CIFSA hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. CIFSA hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this guaranty, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this guaranty, or the subject matter hereof, may not be enforced in or by such courts. CIFSA also hereby irrevocably waives, and agrees not to assert any defense associated with (A) any amendment to or modification of the Merger Agreement or the Offer made with the consent of Parent and Purchaser and (B) any waiver or extension by the Company of the obligations of Parent or Purchaser under the Merger Agreement or the Offer.
     CIFSA agrees to pay all reasonable costs (including, but not limited to, reasonable attorneys fees) incurred by the Company in enforcing the obligations of CIFSA under this guaranty; provided, that CIFSA shall not be liable for any such costs of the Company if it is finally determined by a court of competent jurisdiction that no payment by CIFSA under this guaranty is due.
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     IN WITNESS WHEREOF, the undersigned has executed this guaranty as of the date set forth below.

COVIDIEN INTERNATIONAL FINANCE S.A.
By:	/s/ Michelangelo Stefani
	Name:	Michelangelo Stefani
	Title:	General Manager
	Date:	June 1, 2010